Exhibit 99.1

Lifeloc Technologies Appoints G. Ravishankar to President

New Lifeloc Technologies President to Focus on Operational Excellence, New Technologies and New Products in Breath Alcohol Testing and Related Sensing Markets

Lifeloc Technologies (OTC:LCTC), a leading manufacturer and exporter of professional breath alcohol testers for use by Law Enforcement, Corrections, Schools and the Workplace announced today that its Board of Directors has named G. ‘Ravi’ Ravishankar, as the company’s new President, effective February 1, 2015. Ravishankar joined Lifeloc in December 2011 as Vice President of New Ventures and Acquisitions.
Current president and CEO, Barry Knott, will continue as CEO of the company. Knott commented, “Under Ravi’s leadership we have implemented lean manufacturing, doubled our manufacturing capacity and become quality and innovation leaders in our industry. Today we have a full pipeline of new products in development, several of which we expect to significantly accelerate the growth of our business.”
"I'm honored by the confidence placed in me and look forward to the challenges that lie ahead," Ravishankar commented. "Great employees and a commitment to teamwork support all of our accomplishments.
Ravishankar has an extensive background in global operations especially in the areas of manufacturing, new technologies and product development. Prior to joining Lifeloc, his roles have included, the Vice President of Operations with responsibility for finance and operations with the Colorado Association for Manufacturing and Technology, Director of Innovation and Technology at Otis Elevator, and similar positions at Intel Corporation and Booz & Company. He holds an MBA from the Sloan School and an MS in Materials Science from the Massachusetts Institute of Technology, an MS in Chemical Engineering from the University of Cincinnati and a B.Tech in Chemical Engineering from the University of Madras in India.
About Lifeloc Technologies
Lifeloc Technologies is a developer and manufacturer of near and remote sensing equipment including Evidential Breath Alcohol Testers and Alcohol Screeners. We are a fully reporting Company with our SEC filings available on our website (www.lifeloc.com) or at the SEC's website (www.sec.gov). Lifeloc stock trades over-the-counter under the symbol LCTC.
Forward Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by such forward-looking statements. All forward-looking statements in this press release, including statements about our strategies, management team, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings, available free of charge at the SEC’s website (www.sec.gov).
Contact Information
Nicola Grun
Lifeloc Technologies http://www.lifeloc.com (303) 431-9500
Sales
Lifeloc Technologies http://www.lifeloc.com (303) 431-9500

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